EXHIBIT 99.1

18 May 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”)

KWE PRE-LETS 129,300 SQ FT BAGGOT PLAZA REDEVELOPMENT
TO BANK OF IRELAND

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, announces that it has signed an agreement to lease its entire 27-33 Baggot Street, Dublin 4 (“Baggot Plaza”) office redevelopment to the Governor and Company of the Bank of Ireland (“Bank of Ireland”).
KWE recently received final planning permission for an additional 37,700 sq ft at the property as part of a complete redevelopment of the existing 91,600 sq ft 1970s structure, taking the total redeveloped area to 129,300 sq ft. The redevelopment comprises three blocks: Block A (64,900 sq ft) which fronts on to Fleming Place, Block B (42,800 sq ft) which interconnects Block A and B and facilitates access to both Baggot Street and Fleming Place, as well as Block C (21,600 sq ft) which fronts on to Baggot Street.
Bank of Ireland will enter into a new 25-year lease (tenant break option at year 20), for the entire building, at a headline rent of €47.50 psf. For the first five years of the lease KWE will sub-let the office space in Block C at an equivalent rent.
John Sisk & Sons is the main contractor and is already on site. The development will employ up to 450 staff over the course of the construction with practical completion expected by the end of the second quarter 2016.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“This sizeable letting agreement reaffirms our strong position in the Dublin market, as an investor, developer and asset manager. For Bank of Ireland, this lease provides an important element of its long-term premises strategy in the Mespil Road/Baggot Street sub-market, where its HQ is located at our 40/42 Mespil Road, Dublin 4 property. We expect Baggot Plaza to set a benchmark for the redevelopment of office stock in Dublin, delivering modern accommodation within the extended frame of the current structure.
“The potential sub-lease of Block C provides KWE with an opportunity to let the space at rents ahead of €47.50 psf given its prime frontage onto Baggot Street. Based on an achieved rent of €47.50 psf, we expect a stabilised yield on cost of 8.6%, off an expected cost basis of c. €550 psf (excluding finance costs). This is attractively positioned versus recent prime yields at c. 4.75% and capital values of €975 psf.”
-Ends-

For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Richard Sunderland/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio of £2 billion is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com